RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS

MANAGEMENT AGREEMENT

AGREEMENT made this 18th day of April, 2016, by and between RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS (the “Trust”), a trust organized under the laws of the State of Delaware, on behalf of each series of the Trust listed on Exhibit A hereto, as may be amended from time to time (individually, a “Fund” and collectively, the “Funds”), and RAINIER INVESTMENT MANAGEMENT, LLC (the “Advisor”), a Delaware limited liability company.

WITNESSETH:

In consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is hereby agreed by and between the parties hereto as follows:

1.   In General

The Trust hereby appoints the Advisor to act as investment adviser to each Fund. The Advisor agrees, all as more fully set forth herein, to provide professional investment management with respect to the investment of the assets of the Funds and to supervise and arrange the purchase and sale of securities and other instruments held in the portfolios of the Funds.

2.   Duties and Obligations of the Advisor with respect to Management of the Funds

(a)        Subject to the succeeding provisions of this section and subject to the direction and control of the Board of Trustees of the Trust, the Advisor shall:

(i)        Decide what securities and instruments shall be purchased or sold by each Fund and when; and

(ii)      Arrange for the purchase and the sale of securities and instruments held in the portfolios of each Fund by placing purchase and sale orders for that Fund.

(b)        Any investment purchases or sales made by the Advisor with respect to each Fund shall at all times conform to, and be in accordance with, any requirements imposed by: (1) the provisions of the Investment Company Act of 1940 (the “Act”) and of any rules or regulations in force thereunder; (2) any other applicable provisions of law; (3) the provisions of the Agreement and Declaration of Trust and By-Laws of the Trust as amended from time to time; (4) any applicable policies and determinations of the Board of Trustees of the Trust; and (5) the fundamental policies of the Fund, as reflected in its registration statement under the Act, or as may be amended by the shareholders of the Fund.

(c)        The Advisor shall give the Funds the benefit of its best judgment and effort in rendering services hereunder. In the absence of willful misfeasance, bad faith,

gross negligence or reckless disregard of obligations or duties (“disabling conduct”) hereunder on the part of the Advisor (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Advisor) the Advisor shall not be subject to liability to the Trust or to any shareholder of the Trust for any act or omission in the course of, or connected with rendering services hereunder, including without limitation, any error of judgment or mistake of law or for any loss suffered by any of them in connection with the matters to which this Agreement related, except to the extent specified in Section 36(b) of the Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services. Except for such disabling conduct, the Trust shall indemnify the Advisor (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Advisor) from any liability arising from the Advisor’s conduct under this Agreement to the extent permitted by the Agreement and Declaration of Trust and applicable law.

(d)        Nothing in this Agreement shall prevent the Advisor or any affiliated person (as defined in the Act) of the Advisor from acting as investment adviser or manager and/or principal underwriter for any other person, firm or corporation and shall not in any way limit or restrict the Advisor or any such affiliated person from buying, selling or trading any securities for its or their own accounts or the accounts of others for whom it or they may be acting, provided, however, that the Advisor expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the Trust under this Agreement.

(e)        It is agreed that the Advisor shall have no responsibility or liability for the accuracy or completeness of the Trust’s Registration Statement under the Act except for information supplied by the Advisor for inclusion therein.

3.   Broker-Dealer Relationships

In connection with its duties set forth in Section 2(a) (ii) of this Agreement to arrange for the purchase and the sale of securities held by the Trust by placing purchase and sale orders for the Trust, the Advisor shall select such broker-dealers (“brokers”) as shall, in the Advisor’s judgment, implement the policy of the Trust to achieve “best execution,” as such concept is defined under applicable laws, rules and regulatory interpretations. In making such selection, the Advisor is authorized to consider the reliability, integrity and financial condition of the broker. The Advisor is also authorized to consider whether the broker provides brokerage and/or research services to the Trust and/or other accounts of the Advisor. The commissions paid to such brokers may be higher than another broker would have charged if a good faith determination is made by the Advisor that the commission is reasonable in relation to the services provided, viewed in terms of either that particular transaction or the Advisor’s overall responsibilities as to the accounts as to which it exercises investment discretion. The Advisor shall use its judgment in determining that the amount of commissions paid are reasonable in relation to the value of brokerage and research services provided and need not place or attempt to place a specific dollar value on such services or on the portion of commission rates reflecting such services. To demonstrate that such determinations were in good faith, and to show the overall reasonableness of commissions paid, the Advisor shall be prepared to show that commissions paid (i) were for purposes contemplated by this Agreement; (ii) provide lawful and appropriate assistance to the Advisor in the performance of its decision-making responsibilities; and (iii) were within a reasonable range as compared to the rates charged by qualified brokers to other institutional investors as such rates may become known from available information. The Trust recognizes that, on any particular transaction, a higher than usual commission may be paid due to the difficulty of the transaction in question. On occasions when the Advisor deems that the purchase of or sale of a security to be in the best interest of a Fund as well as other clients of the Advisor, the Advisor may, to the extent permitted by applicable law and regulations, aggregate the order for securities to be purchased or sold. In such event, the Advisor will allocate securities so purchased or sold, as well as expenses incurred in the transaction, in a manner the Advisor reasonably considers to be equitable and consistent with its fiduciary obligations to the Fund and such other clients under the circumstances.

4.   Allocation of Expenses

The Advisor agrees that it will furnish the Trust, at the Advisor’s expense, with all office space and facilities, and equipment and clerical personnel necessary for carrying out its duties under this Agreement. The Advisor will also pay all compensation of all Trustees, officers and employees of the Trust who are affiliated persons of the Advisor. All costs and expenses not expressly assumed by the Advisor under this Agreement shall be paid by the Trust, including, but not limited to (i) interest and taxes; (ii) brokerage commissions; (iii) insurance premiums; (iv) compensation and expenses of its Trustees other than those affiliated with the Advisor or its Administrator; (v) legal and audit expenses; (vi) fees and expenses of the Trust’s custodian, transfer agent, accounting services agent and other firms maintaining and servicing shareholder accounts; (vii) expenses incident to the issuance of its shares, including stock certificates and issuance of shares on the payment of, or reinvestment of, dividends; (viii) fees and expenses incident to the registration under Federal or state securities laws of the Trust or its shares; (ix) expenses of preparing, printing and mailing reports, notices, proxy material and prospectuses to shareholders of the Trust; (x) all other expenses incidental to holding meetings of the Trust’s shareholders; (xi) dues or assessments of or contributions to the Investment Company Institute or any successor or other industry association; (xii) such non-recurring expenses as may arise, including litigation affecting the Trust and the legal obligations which the Trust may have to indemnify its officers and Trustees with respect thereto; (xiii) fees of the Trust’s Administrator and (xiii) the organization costs of the Trust.

5.   Compensation of the Advisor

(a)        The Trust agrees to pay the Advisor and the Advisor agrees to accept as full compensation for all services rendered by the Advisor, an annual management fee, computed daily and payable monthly in arrears at the annual rate for each series of the Trust specified on Exhibit A to this Agreement, as that Exhibit A may be amended from time to time.

(b)        If the expenses of the Trust or a Fund for any fiscal year exceed such limits as may be agreed from time to time between the Trust and the Advisor, the Advisor will subsidize or reimburse applicable expenses or reduce its fee by the amount of such excess. The payment of the management fee at the end of any month will be reduced or postponed or, if necessary, a refund will be made to the Trust so that at no time will there be any accrued but unpaid liability under this expense limitation. In subsequent years, any reductions made by the Advisor in its management fees or payments or reimbursement of expenses which are the Trust’s obligation are subject to reimbursement by the Trust provided the Trust is able to effect such reimbursement and remain in compliance with the aforementioned expense limitations. The reimbursement of any subsidy must be sought no later than the end of the third fiscal year following the year to which the subsidy relates. The Advisor may not request or receive reimbursement for any subsidies before payment of the ordinary operating expenses of the applicable Fund for the current fiscal year and cannot cause that Fund to exceed the limitation to which the Advisor has agreed in making such reimbursement.

6.   Duration and Termination

(a)        The term of this Agreement shall begin on the date first above written, and unless sooner terminated as hereinafter provided, this Agreement shall remain in effect for a period of two years. Thereafter, this Agreement shall continue in effect from year to year, subject to termination provisions and all other terms and conditions thereof, so long as such continuation shall be specifically approved at least annually by the Board of Trustees, including the vote of a majority of the Trustees who are not parties to this Agreement or “interested persons” (as defined in the Act) of any such party cast in person at a meeting called for the purpose of voting on such approval, or by the vote of the holders of a “majority” (as so defined) of the outstanding voting securities of the Trust.

(b)        This Agreement may be terminated by the Advisor at any time without penalty upon giving the Trust sixty (60) days’ prior written notice (which notice may be waived by the Trust) and may be terminated by the Trust at any time without penalty upon giving the Advisor sixty (60) days’ prior written notice (which notice may be waived by the Advisor), provided that such termination by the Trust shall be directed or approved by the vote of a majority of all of its Trustees in office at the time or by the vote of the holders of a majority (as defined in the Act) of the voting securities of the Trust. This Agreement shall automatically terminate in the event of its assignment (within the meaning of the Act).

7.   Governing Law

This Agreement shall be governed and construed in accordance with the laws of the State of Delaware.

8.   Forum for Adjudication of Disputes

Any legal action or proceeding with respect to this Agreement or the services provided hereunder or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the state courts of the State of Delaware or the United States District Court for the District of Delaware, and each party hereto submits with regard to any action or proceeding for itself and in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts.

Each party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

9.   No Third-Party Beneficiaries

No shareholder or any person other than the Fund and the Advisor is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement; there are no third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any shareholder or person other than the Fund in question (including without limitation any shareholder in any Fund) any direct, indirect, derivative or other rights against the Advisor, or (ii) create or give rise to any duty or obligation on the part of the Advisor (including without limitation any fiduciary duty) to any shareholder or person other than the Fund, all of which rights, benefits, duties and obligations are hereby expressly excluded.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by duly authorized persons and their seals to be hereunto affixed, all as of the day and year first above written.

RAINIER INVESTMENT MANAGEMENT
MUTUAL FUNDS

By:	/s/ Melodie B. Zakaluk

Title	CEO/President

RAINIER INVESTMENT
MANAGEMENT, LLC

By:	/s/ Melodie B. Zakaluk

Title	COO

Exhibit A

Fund	Annual Advisory Fee Rate	Effective Date

Rainier Small/Mid Cap Equity Fund	0.85%	April 30, 2016

Rainier Large Cap Equity Fund	0.70%	April 30, 2016

Rainier Mid Cap Equity Fund	0.85%	April 30, 2016

Rainier International Discovery Fund	1.00%	April 30, 2016

Rainier Large Cap Growth Equity Fund	0.73%	April 30, 2016

RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS

By: /s/ Melodie B. Zakaluk

Title:	CEO/President

RAINIER INVESTMENT MANAGEMENT, LLC

By: /s/ Melodie B. Zakaluk

Title:	COO